Exhibit 99.1

Wellesley Bancorp, Inc. Appoints Simon R. Gerlin As Director

WELLESLEY, Mass., Jan. 27, 2016 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq: WEBK) (the "Company"), the parent company of Wellesley Bank (the "Bank"), today announced that Simon R. Gerlin has been appointed as a member of the Board of Directors of the Company and the Bank. Mr. Gerlin will also serve on the Audit Committee of the Company and the Bank. Mr. Gerlin has been the Chief Financial Officer and Executive Vice President of Finance of MassDevelopment since February 2013. Prior to MassDevelopment, Mr. Gerlin served in executive finance, compliance, and audit roles at Clean Harbors Environmental Services and spent 16 years at PricewaterhouseCoopers LLP. Mr. Gerlin is a certified public accountant and member of the American Institute of CPAs. He received a B.A. degree from Middlebury College and a MBA from Harvard Business School.

"We are very pleased to welcome Simon R. Gerlin as a director of the Company and the Bank," said Thomas J. Fontaine, President and Chief Executive Officer of the Company and the Bank. "The Board of Directors believes that his experience and background makes him an ideal candidate to serve on the Board and we look forward to working with him to build shareholder value in the future."

About Wellesley Bancorp

Wellesley Bank and its wholly owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful people, families, businesses and nonprofit organizations. The company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services and trusted advice to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years with five full service banking offices and a wholly owned Wealth Management Company. A sixth full service banking office in Newton Centre will open in the spring of 2016.

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CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, (781) 235-2550